Exhibit 99.4

                        Written Statement of the Trustee

Pursuant to 18 U.S.C. ss.1350, I, the undersigned Trustee of the Journal Employees' Stock Trust (the "Trust"), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Trust for the year ended December 31, 2002 (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.


/s/ Paul M. Bonaiuto
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Paul M. Bonaiuto
March 31, 2003


A signed original of this written statement required by Section 906 has been provided to Journal Employees' Stock Trust and will be retained by Journal Employees' Stock Trust and furnished to the Securities and Exchange Commission or its staff upon request.